Exhibit 99.1

October 12, 2012

[Shareholder Address]

Dear Shareholder,

Welcome to the family of shareholders of Versant International, Inc. Your decision to invest in our growing portfolio is greatly appreciated, and we take our commitment to shareholder value seriously. Versant International has significantly grown since inception. We evaluate acquisition opportunities with a focus designed to produce high returns for shareholders relative to the underlying risks. Over the past months Versant has added the following companies to its portfolio: Mamma’s Best Foods, an all-natural foods company that produces barbeque sauces, marinades, soups and spreads sold in high-end specialty stores; Grocers Direct, a food-brokerage company which represents emerging brands in the natural marketplace, and also creates synergy with Mamma’s Best; and Strategic Management Consulting, which works with companies to streamline operations, increase productivity and mitigate risk.

These acquisitions have contributed to significant growth in the value our stock over the last two months. Versant continues to research companies, in all aspects of the business world, for consideration as part of our expanding portfolio. We are currently in negotiations with potential clients for Grocers Direct brokerage and management services, including an exclusive California winery and are working hard to finalize several deals in the coming months.

Because your relationship is important to us, we plan to give you regular updates on our financial performance. You can always find the latest news on our website www.VersantInternational.com. We also welcome any of your ideas, comments and suggestions. Also, investors who choose to subscribe can receive a weekly newsletter keeping them up to speed on all of Versant’s activities during this dynamic stage. You can reach us via email at Info@VersantInternational.com or by calling (949) 281-6438.

We appreciate your support and are committed to generating positive results in creating value for our shareholders.

Sincerely,

/s/ Glen W. Carnes

Glen W. Carnes

Chief Executive Officer